Exhibit 99.1

For Immediate Release

Tamar Yehoshua Joins RetailMeNot Board of Directors

AUSTIN, Texas, December 9, 2015 – RetailMeNot, Inc. (NASDAQ:SALE), the world’s largest marketplace for digital offers, today announced the appointment of Tamar Yehoshua to the company’s board of directors.

Tamar is a vice president at Google, Inc., where she leads the Mobile Search team. She also heads international strategy for all Google Search products. Prior to joining Google, Tamar served as vice president for advertising technology at A9, an Amazon company. She previously served in senior engineering leadership roles at Reasoning, Inc., and Noosh, Inc. Tamar holds a Bachelor of Arts degree in Mathematics from the University of Pennsylvania and a Master’s degree in Computer Science from The Hebrew University of Jerusalem.

“We continue to recruit some of the best minds in technology and business to join our board of directors. Tamar’s reputation as a leader within product development circles is second to none, and I look forward to her counsel and support as we continue to enhance the RetailMeNot user experience,” said Cotter Cunningham, CEO and founder, RetailMeNot, Inc. “As RetailMeNot continues down the path of diversifying our business and growing into a leading multi-channel marketplace for retailers, restaurants and brands, I know that Tamar’s guidance will provide value to our savings-minded consumers, retail partners and investors.”

“I’m really excited to join Cotter and the board as we work together to ensure that every consumer looking to save money when they shop can do so with ease when using RetailMeNot,” said Tamar Yehoshua, board member of RetailMeNot, Inc. “RetailMeNot continues to be a source of innovation for smart shopping and one of the most effective marketing channels for retailers and brands looking to drive awareness along the various touch points on the consumer’s path to purchase. I look forward to helping RetailMeNot’s technology and product leadership continue down their path of success.”

About RetailMeNot, Inc.

RetailMeNot, Inc. (http://www.retailmenot.com/corp/) operates the world’s largest marketplace for digital offers. The company enables consumers across the globe to find hundreds of thousands of digital offers for their favorite retailers and brands. During the 12 months ended September 30, 2015, RetailMeNot, Inc. experienced nearly 730 million visits to its websites, and during the three months ended September 30, 2015. RetailMeNot, Inc. averaged 18.6 million mobile unique visitors per month. In 2014, RetailMeNot, Inc. estimates $4.4 billion in paid retailer sales were attributable to consumer traffic from digital offers in its marketplace. The RetailMeNot, Inc. portfolio includes RetailMeNot.com, the largest digital offers marketplace in the United States; RetailMeNot.ca in Canada; VoucherCodes.co.uk, the largest digital offers marketplace in the United Kingdom; retailmenot.de in Germany; Actiepagina.nl, a leading digital offers site in the Netherlands; ma-reduc.com, a leading digital offer site in France; Poulpeo.com, a leading digital offers site with cash back in France; and Deals2Buy.com, a digital offers site in North America. RetailMeNot, Inc. is listed on the NASDAQ stock exchange under the ticker symbol “SALE.” Investors interested in learning more about the company can visit http://investor.retailmenot.com.

Media Contacts:

Brian Hoyt

RetailMeNot, Inc.

+1 202 330 3070

bhoyt@rmn.com

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